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                                                                    EXHIBIT 10.5

                              AMENDMENT NUMBER ONE
                                     TO THE
                         TOREADOR RESOURCES CORPORATION
                             2002 STOCK OPTION PLAN


         THIS AMENDMENT NUMBER ONE TO THE TOREADOR RESOURCES CORPORATION 2002 STOCK OPTION PLAN (this "Amendment"), dated as of May 30, 2002 is made and entered into by Toreador Resources Corporation, a Delaware corporation (the "Company"). Terms used in this Amendment with initial capital letters that are not otherwise defined herein shall have the meanings ascribed to such terms in the Toreador Resources Corporation 2002 Stock Option Plan (the "Plan").

                                    RECITALS

WHEREAS, Article VIII of the Plan provides that the Board of Directors of the Company (the "Board") may amend the Plan at any time; and

WHEREAS, the Board desires to amend the Plan to more clearly reflect its original intent to grant Nonemployee Directors of the Corporation or its affiliates automatic stock options under one stock option plan; and

NOW, THEREFORE, in accordance with Article VIII of the Plan, the Company hereby amends the Plan as follows:

1. Article IV of the Plan is hereby amended effective May 30, 2002 by deleting said Article in its entirety and substituting in lieu thereof the following:

                  4.1 Eligibility. The Committee shall, from time to time, select the particular officers, key employees, and key consultants of the Corporation and its Affiliates to whom the Stock Options are to be granted and/or distributed in recognition of each such Participant's contribution to the Corporation's or the Affiliate's success. Nonemployee Directors who do not elect to decline to participate pursuant to the following sentence will be eligible to receive Stock Options as provided in Section 4.2 of this Plan, unless such Nonemployee Directors receive similar Stock Options pursuant to another stock option plan of the Corporation or its Affiliates. A director otherwise eligible to participate in the Plan may make an irrevocable, one-time election, by written notice to the Committee within ten (10) days after his or her initial election to the Board, to decline to participate in the Plan.

                  4.2 Grant of Stock Options. All grants of Stock Options under this Article IV shall be awarded by the Committee. Each grant of Stock Options shall be evidenced by an Option Agreement setting forth the total number of shares subject to the Stock Option, the option exercise price, the term of the Stock Option, the vesting schedule, and such other terms and provisions as are approved by the Committee, but, except to the extent permitted herein, are not inconsistent with the Plan. In the case of an Incentive Stock Option, the Option Agreement shall also include provisions that may be necessary to assure that the option is an Incentive Stock Option under the Code. The Corporation shall execute Option Agreements upon instructions from the Committee. Any


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         Nonemployee Director who does not, in accordance with Section 4.1, decline to participate and does not receive a similar Stock Option pursuant to another stock option plan of the Corporation or its Affiliates shall, on the date that is ten (10) days after his or her initial election as a director of the Corporation, automatically be granted a Stock Option to purchase 10,000 shares of Common Stock, as adjusted in accordance with Article XI. Any Nonemployee Director who does not, in accordance with Section 4.1, decline to participate and does not receive a similar Stock Option pursuant to another stock option plan of the Corporation or its Affiliates shall, on the date that is ten (10) days after an annual meeting of the Company, automatically be granted a Stock Option to purchase 10,000 shares of Common Stock, as adjusted in accordance with Article XI. The options will be granted at fair market value on the grant date and become exercisable, subject to certain conditions, in three (3) equal annual installments on the first three (3) anniversaries of the grant date and terminate ten (10) years from the grant date unless terminated sooner as a result of the death or termination of directorship of the holder thereof. If, on the Date of Grant of a Stock Option to a Nonemployee Director, fewer shares of Common Stock remain available for grant than are necessary to permit the grant of Stock Options to each person entitled to receive a Stock Option, then a Stock Option covering an equal number of whole shares of Common Stock, up to 10,000 shares, shall be granted to each Nonemployee Director who has not previously been granted a Stock Option.

                  4.3 Exercise Price. The exercise price for a Nonqualified Stock Option shall not be less than the Fair Market Value per share of the Common Stock on the Date of Grant. Subject to the terms of Section
         5.1 hereof, the exercise price for an Incentive Stock Option shall be equal to the Fair Market Value per share of the Common Stock on the Date of Grant. Notwithstanding anything to the contrary contained in this Section 4.3, the exercise price of each Stock Option granted pursuant to the Plan shall not be less than the par value per share of the Common Stock.

                  4.4 Option Period. The option period will begin and terminate on the respective dates specified by the Committee, but may not terminate later than ten (10) years from the Date of Grant. No Stock Option granted under the Plan may be exercised at any time after the expiration of its option period. The Committee may provide for the vesting and exercise of Stock Options in installments and upon such terms, conditions and restrictions as it may determine. In addition to the provisions contained elsewhere herein concerning automatic acceleration of unmatured installments of Stock Options, the Committee shall have the right to accelerate the time at which any Stock Option granted to a Participant shall become vested, or exercisable.



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IN WITNESS WHEREOF, the Company has caused this Amendment to be duly executed as of the date first written above, by its Chief Executive Officer and Secretary pursuant to prior action taken by the Board.

                                        TOREADOR RESOURCES CORPORATION


                                        By:     /s/ G. Thomas Graves III
                                                --------------------------------
                                        Name:   G. Thomas Graves III
                                        Title:  President and CEO


Attest:

/s/ Gerry Cargile
-----------------------------


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